Exhibit 99.1
Newmont and Sumitomo Complete 2009 7% Share Sale of PTNNT for $247 Million
DENVER, March 17, 2010 — Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) today announced that its subsidiary, Newmont Indonesia Limited, together with Nusa Tenggara Mining Corporation BV (“NTMC”), an affiliate of Sumitomo Corporation (“Sumitomo”), completed the sale of 7% of PT Newmont Nusa Tenggara (“PTNNT”) corresponding to the PTNNT 2009 divestiture obligations. The 7% interest was sold to PT Multi Daerah Bersaing (“PTMDB”), a consortium comprised of regional and local governments near the Batu Hijau copper and gold mine in Indonesia, and PT Multicapital, a private company (the “2009 Share Transfer”).
Upon completion of this sale, Newmont received approximately $129 million in cash, reflecting its 56.25% portion of the $247 million sale price reduced by a $17 million dividend adjustment payable to PTMDB under the sale agreement. The 2009 Share Transfer will result in a pre-tax gain of approximately $50 million that will be reflected as an increase in equity on the Company’s consolidated balance sheet.
In conjunction with the closing of the 2009 Share Transfer, the mine operating agreement among Newmont, NTMC, and PTMDB came into effect. Under this agreement, Newmont and Sumitomo continue to retain — so long as their combined shareholding is greater than PTMDB’s interest in PTNNT — the right to apply Newmont’s operational, technical, financial, and related standards and practices to the operation and management of Batu Hijau. This includes standards for safety, environmental stewardship, and social responsibility.
Pursuant to the PTNNT Contract of Work, an additional 7% of PTNNT’s shares will be offered for sale by Newmont and NTMC by March 31, 2010, after which the divestiture obligations contained in the Contract of Work will be complete.
With the close of the 2009 Share Transfer, Newmont’s economic ownership in Batu Hijau has been reduced from 52.44% to 48.50%, which includes the 17% effective economic interest obtained as collateral for the previously reported loan transaction with PT Pukuafu Indah as well as Newmont’s direct holding of 31.5%. The resulting net effect on Newmont’s 2010 operating outlook is a decrease in production of approximately 25,000 equity ounces of gold and 20 million equity pounds of copper.
Investor Relations
John Seaberg 303.837.5743 john.seaberg@newmont.com
Media Relations
Omar Jabara 303.837.5114 omar.jabara@newmont.com

Cautionary Statement:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation, statements regarding future share transfers, events resulting from changes in ownership of PTNNT, future control of mining decisions at Batu Hijau, operating guidance and future gold production and copper production. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2009 Annual Report on Form 10-K, filed on February 25, 2010, with the Securities and Exchange Commission, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.